Consents of Ernst & Young, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 33-51487) and the related Prospectus of First Financial Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 21, 1993, of First Financial Corporation with respect to the financial statements incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1992, filed with the Securities and Exchange Commission and in its Annual Report to Shareholders, included as Exhibit 12 to this Registration Statement.

                                           /s/ Ernst & Young


January 13, 1994
Milwaukee, Wisconsin